EXHIBIT 99.01 – PRESS RELEASE

BLASTGARD INTERNATIONAL, INC.

APPOINTS FORMER U.S. DEPUTY ATTORNEY GENERAL

TO ITS BOARD OF DIRECTORS

New York, NY & Tampa, FL – August 3, 2006 – BlastGard International, Inc. (OTCBB: BLGA) has appointed Arnold Burns, former United States Deputy Attorney General, to its Board of Directors.

Mr. Burns was U.S. Deputy Attorney General under President Ronald Reagan from 1986 to 1988. In this capacity, Mr. Burns supervised the Federal Bureau of Investigation (FBI), Immigration and Naturalization Service (INS), Drug Enforcement Administration (DEA), Bureau of Prisons, and Marshals Service, as well as governed all U.S. civil and criminal litigation. As Chief Operating Officer of the Department of Justice, he was responsible for managing thousands of professional and administrative employees, as well as a multi-million-dollar budget.

“It is an honor to have on our Board of Directors a man of Arnold Burns’ stature, expertise and experience in law, government relations and growth planning,” said BlastGard Chairman and Chief Executive Officer James Gordon. “Arnold’s guidance will be invaluable to the continued growth of the Company, especially as we continue to examine and pursue new strategic opportunities. We consider this new opportunity to work closely with Arnold as a significant step forward for BlastGard International.”

Early in his career, Mr. Burns served in the United States Armed Forces, first as a volunteer in the United States Army and then, within less than a year, as a commissioned officer in the Judge Advocate General’s Corps. He retired from the Service as a Captain.

After serving his country, Mr. Burns began practicing law with the New York firm Dewey Ballantine. He then founded and built his own law firm, which grew to become a diversified full-service operation employing more than 100 lawyers specializing in finding and representing growing companies and providing a wide variety of legal and corporate counseling services.

Mr. Burns commented: “I am excited to now be working with BlastGard’s team of innovators and enthusiasts as they continue to develop products and technologies designed to save lives and protect public places. During this unfortunate time of increased danger from terrorism, I believe the products BlastGard is bringing to market are key in providing the protection the public and the military need not only here in the United States but internationally as well.”

In 1988, following his government tenure under former President Reagan, Mr. Burns joined Proskauer Rose LLP as a Senior Partner, and helped to build the Company into one of the most prominent law firms today. Then, after practicing law for more than 45 years, he left the firm in January 1999 to begin a new career as Managing Director of Arnhold and S. Bleichroeder, Inc., a 200-year-old international investment banking firm offering corporate finance activities, capital market services and institutional asset management.

Additionally, in January, 2004, Mr. Burns and Mark Sirangelo, Chief Executive Officer of SpaceDev, Inc. (OTCBB: SPDV), co-founded The QuanStar Group, a New York City-based strategic business management-support company.

Mr. Burns is committed to philanthropic activities and, among other responsibilities, has served as Chairman of Union College, Chairman of Freedoms Foundation at Valley Forge, Chairman of Boys & Girls Clubs of America, Chairman of the International Centre for Missing & Exploited Children, and Chairman of the Council for Unity. He is a graduate with distinction from Union College and Cornell Law School.

About BlastGard International, Inc.

BlastGard International, Inc. creates, designs, develops, manufactures and markets proprietary blast mitigation materials. The Company’s patent-pending BlastWrap® technology effectively mitigates blast effects and suppresses post-blast fires. This unique technology can be used to create new, finished products or be used to retrofit to existing products. While the need for this technology has always been present, the security and safety concerns resulting from the September 11, 2001 acts and the subsequent development of Homeland Security make the timing of the Company’s emergence even more important. The Company’s core market focus is on blast effects mitigation for the commercial sector, military, law enforcement and government agencies. BlastWrap® is based upon well-defined principles and suppresses blast pressures by 50% or more. BlastWrap® products are made from two flexible films arranged one over the other and joined by a plurality of seams filled with attenuating filler material (volcanic glass bead or other suitable two-phase materials), configurable (designed for each application) with an extinguishing coating that offers a revolutionary blast protection system against Blast & Fire/burn threats. BlastWrap® is a blast mitigation assembly that can be wrapped around or conform to any shape. BlastWrap® is a concept (not a chemical compound) from which blast protection products are built to save lives and reduce damage to valuable assets from explosions. Additional information on BlastGard can be found at http://www.blastgardintl.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: the Company’s ability to market its products; the Company’s ability to obtain additional funding; the Company’s ability to obtain regulatory approvals on new products, the general economy; competitive factors; ability to attract and retain personnel; the price of the Company’s stock; and other risk factors. The Company takes no obligation to update or correct forward-looking statements.

Company Contact:	Investor Relations Contact:
BlastGard International, Inc.	The Investor Relations Group
Michael J. Gordon	Antima “Taz” Sadhukhan or Michael Crawford
(727) 592-9400	(212) 825-3210

Media Contact:
Mike Graff
(212) 825-3210